Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Applied Minerals, Inc. on Form S-1 to be filed on or about May 9, 2017 of our report dated March 31, 2017, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016. Our report includes an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement of Applied Minerals, Inc. on Form S-1 Amendment No. 1.

/s/ EISNERAMPER LLP

New York, New York

May 9, 2017